SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2006

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-136896

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 3, 2006)

1,000,000 Shares

Monmouth Real Estate Investment Corporation

          % Series A Cumulative Redeemable Preferred Stock

Liquidation Preference Equivalent to $25.00 Per Share

We are offering 1,000,000 shares of our     % Series A Cumulative Redeemable Preferred Stock, which we refer to as Series A Preferred Stock. We have granted the underwriters an option to purchase up to 150,000 additional shares to cover over-allotments.

We will pay cumulative dividends on the Series A Preferred Stock from (and including)             , 2006 in the amount of $             per share each year, which is equivalent to    % of the $25.00 liquidation preference per share. Dividends will be payable quarterly in arrears, on March 15, June 15, September 15, and December 15, commencing on March 15, 2007. The Series A Preferred Stock has no maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased. Except in limited circumstances relating to our qualification as a real estate investment trust, or REIT, and as described below, the Series A Preferred Stock is not redeemable prior to             , 2011. On and after             , 2011, at any time and from time to time the Series A Preferred Stock will be redeemable in whole, or in part, at our option, at a cash redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

During any period of time that both (i) the Series A Preferred Stock is not listed on the New York Stock Exchange, or NYSE, the American Stock Exchange, or AMEX, or NASDAQ and (ii) we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, but any shares of Series A Preferred Stock are outstanding, we will (a) increase the cumulative cash dividends payable on the Series A Preferred Stock to a fixed rate of $             per share per year, which is equivalent to             % of the $25.00 liquidation preference per share and (b) have the option to redeem the outstanding Series A Preferred Stock, in whole but not in part, within 90 days after the date upon which the shares cease to be listed and we cease to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

Holders of the Series A Preferred Stock generally have no voting rights, except if we fail to pay dividends for six or more quarterly periods, whether or not consecutive, or with respect to certain specified events.

We have applied to list the shares on the NASDAQ under the symbol “MNRTP.” We expect trading of the shares on the NASDAQ to commence within the 30-day period after the initial delivery of the shares.

Investing in the Series A Preferred Stock involves risks, including those that are described in the “Risk Factors” sections beginning on page S-6 of this prospectus supplement, page 3 of the accompanying prospectus and page 6 of our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2005, which is incorporated herein by reference.

	Per Share		Total
Public Offering Price(1)		$25.00		$25,000,000
Underwriting Discount
Proceeds to us (before expenses)	$		$

(1) Plus accrued dividends, if any, from                , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares offered hereby in book-entry form only will be made against payment therefor in New York, New York on or about                  , 2006.

Stifel Nicolaus
Cohen & Steers
Ryan, Beck & Co.
Ferris, Baker Watts
Incorporated

The date of this prospectus supplement is November    , 2006

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different or additional information. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference.

In this prospectus supplement, the words “we,” “our,” “ours” and “us” refer to Monmouth Real Estate Investment Corporation and its subsidiaries unless the context indicates otherwise. The following summary contains basic information about the offering.

S-i

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guaranteed and are based on our current intentions and on our current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project, such as:

•       the ability of our tenants to make payments under their respective leases, our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant;

•       our ability to obtain suitable tenants for our properties;

•       changes in real estate market conditions and general economic conditions;

•       the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;

•       our ability to sell properties at an attractive price;

•       our ability to repay debt financing obligations;

•       our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;

•       the loss of any member of our management team;

•       our ability to comply with certain debt covenants;

•       our ability to integrate acquired properties and operations into existing operations;

•       continued availability of proceeds from our debt or equity capital;

•       the availability of other debt and equity financing alternatives;

•       market conditions affecting our equity capital;

•       changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;

•       our ability to implement successfully our selective acquisition strategy;

•       our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant  disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•       changes in federal or state tax rules or regulations that could have adverse tax consequences; and

•       our ability to qualify as a real estate investment trust for federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

S-ii

SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

The Company

General

Monmouth Real Estate Investment Corporation is a leading owner and acquirer of net leased industrial properties. Currently, we seek to invest in well-located, modern buildings leased to creditworthy tenants on long-term leases and derive our income primarily from the rental of these facilities. At November 1, 2006, we owned approximately 4,650,000 square feet of property, of which approximately 1,661,108 square feet, or 36%, was leased to Federal Express Corporation and its subsidiaries. We were established in 1968 and reincorporated as a Maryland corporation in 2003, and operate as a real estate investment trust (“REIT”) under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the “Code”).

At November 1, 2006, we had investments in forty-two properties. These properties are located in Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia, and Wisconsin. All properties are managed by a management company affiliated with one of our directors. All properties are leased on a net basis except the property located in Monaca, Pennsylvania.

We have an investment policy that concentrates our investments in the area of net-leased industrial properties. Our strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties and mortgage interest costs. We continue to purchase net-leased industrial properties, because our management believes that there is a potential for long-term capital appreciation through investing in well-located industrial properties.

We also continue to invest in both debt and equity securities of other REITs. At November 1, 2006, we had a portfolio of approximately $11,500,000 invested in other REITs. Approximately 65% of our investment portfolio was in REIT preferred equity and debt securities. We, from time to time, may purchase these securities on margin when the interest and dividend yields exceed the cost of the funds. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9996. Our website is located at www.mreic.com. Information contained on our website is not a part of this prospectus supplement.

Recent Developments

Recent Financial Results

On November 27, 2006, we disclosed the following preliminary unaudited operating results as of and for our fiscal year ended September 30, 2006, with the comparative audited information for our fiscal year ended September 30, 2005:

	Year Ended September 30, 2006	Year Ended September 30, 2005(2)
	(Unaudited)	(Audited)
	(rounded to the nearest hundred thousand)
Rent and occupancy charges	$26,500,000	$24,511,877
Total expenses	13,100,000	11,882,055
Other Income (expense)(1)	(7,200,000)	(3,583,000)
Net income(1)	6,200,000	9,046,822

At September 30, 2006
(Unaudited)
Total assets	$241,900,000
Total liabilities	134,300,000
Shareholders’ equity	107,600,000

(1)          The increase in other income (expense) and the resulting decrease in net income in fiscal 2006 are due mainly to the fact that fiscal 2005 audited results included a net gain on securities transactions of $1,525,325 and a gain on the dissolution of an equity investment of $1,269,179.

(2)          During 2006, we sold one industrial property which will result in a reclassification of approximately $209,577 of rent and occupancy charges and $93,400 in total expenses to discontinued operations for our fiscal year ended September 30, 2005.

Recent Acquisitions and Expansions

In July 2006, we acquired a 215,720 square foot industrial property for a total purchase price of approximately $15,100,000. We are also in the process of expanding our property in Beltsville, Maryland from 109,705 square feet to 144,523 square feet for a total estimated project cost of approximately $4,300,000.

The Offering

Issuer	Monmouth Real Estate Investment Corporation, a Maryland corporation.
Securities Offered	1,000,000 shares (1,150,000 shares if the underwriters’ over-allotment option is exercised in full), of % Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.
Dividend Rate and Payment Dates

Dividends on the offered shares are cumulative from           , 2006 and are payable quarterly in arrears on the fifteenth day of March, June, September and December of each year, or, if not a business day, the next succeeding business day, when and as authorized by our board of directors and declared by us, beginning on March 15, 2007. We will pay cumulative dividends on the Series A Preferred Stock at the fixed rate of $              per share each year, which is equivalent to     % of the $25.00 liquidation preference per share. The first dividend we will pay on March 15, 2007 will be for less than a full quarter and will cover the period from the first date we issue and sell the Series A Preferred Stock shares through February 28, 2007. Dividends on the Series A Preferred Stock will continue to accumulate even if any of our agreements prohibit the current payment of dividends, we do not have earnings or funds legally available to pay the dividends or we do not declare the payment of the dividends. See “Description of Series A Preferred Stock—Dividends” on page S-10 of this prospectus supplement.

However, during any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding, we will increase the cumulative cash dividends payable on the Series A Preferred Stock to a fixed rate of $           per share per year, which is equivalent to     % of the $25.00 liquidation preference per share.

Liquidation Preference

The liquidation preference of each share of Series A Preferred Stock is $25.00. Upon liquidation, holders of Series A Preferred Stock will be entitled to receive the liquidation preference with respect to their Series A Preferred Stock plus an amount equal to any accrued but unpaid dividends with respect to such shares. See “Description of Series A Preferred Stock—Liquidation Preference” on page S-11 of this prospectus supplement.

Optional Redemption

The Series A Preferred Stock is not redeemable prior to            , 2011, except pursuant to provisions of our charter relating to restrictions on ownership and transfer of the Series A Preferred Stock or in limited circumstances relating to the preservation of our qualification as a REIT and as set forth under the caption “Special Optional Redemption” below. On and after            , 2011, the Series A Preferred Stock will be redeemable at our option for cash, in whole or, from time to time, in part, at a price per share equal to $25.00, plus all accrued and unpaid dividends (whether or not declared), if any, to the redemption date, on each share of Series A Preferred Stock to be redeemed.

Special Optional Redemption

During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding, we will have the option to redeem any outstanding Series A Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series A Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, to the redemption date.

Maturity	The Series A Preferred Stock does not have a maturity date. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem it.
Restriction on Ownership and Transfer

No person may own, or be deemed to own by virtue of the attribution rules of the Code more than 9.8% in value or in number of shares of our outstanding stock (other than shares of our excess stock), subject to certain exceptions. In addition, no person may own, or be deemed to own, shares of our stock (other than shares of our excess stock) that would result in shares of our stock being owned by fewer than 100 persons, us being “closely held” within the meaning of Section 856 of the Code or us otherwise failing to qualify as a REIT under the Code. See “Description of Capital Stock—REIT Related Restrictions” in the accompanying prospectus.

Ranking

The Series A Preferred Stock will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up, senior to our common stock and equal to any equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank equal to the Series A Preferred Stock. The terms of the Series A Preferred Stock do not limit our ability to (i) incur indebtedness that is senior to the Series A Preferred Stock or (ii) issue additional stock that is equal in rank therewith.

Voting Rights

Holders of the Series A Preferred Stock will generally have no voting rights. However, if dividends on any outstanding Series A Preferred Stock have not been paid for six or more quarterly periods (whether or not declared or consecutive), holders of the Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our board of directors to serve until all accrued and unpaid dividends on the Series A Preferred Stock have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66-2/3% of the outstanding Series A Preferred Stock, voting as a separate class. See “Description of Series A Preferred Stock—Voting Rights” beginning on page S-13 of this prospectus supplement.

Listing

We have applied to list the Series A Preferred Stock on NASDAQ under the symbol “MNRTP.” We expect trading on NASDAQ will commence within 30 days after the initial delivery of the Series A Preferred Stock to the underwriters. We cannot assure you that our listing application will be approved.

Form	The Series A Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.
Use of Proceeds

We intend to use the proceeds of this offering to fund expansion of our properties, to purchase additional properties, to repay indebtedness under our credit facility and for general corporate purposes. See “Use of Proceeds” beginning on page S-8 of this prospectus supplement.

Risk Factors

You should read carefully the “Risk Factors” beginning on page S-6 of this prospectus supplement and page 3 of the accompanying prospectus, as well as the risk factors relating to our business that are incorporated by reference in this prospectus supplement and the accompanying prospectus, for certain considerations relevant to investing in the Series A Preferred Stock.

RISK FACTORS

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the Series A Preferred Stock. These risks are not the only ones faced by us. The trading price of the Series A Preferred Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, on page 3 of the accompanying prospectus and in the documents incorporated herein by reference, particularly our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2005.

Risks Relating to This Offering

There is no established market for the Series A Preferred Stock and the market value of the Series A Preferred Stock could be substantially affected by various factors.

The Series A Preferred Stock is a new issue of securities with no established trading market. We have applied to list the Series A Preferred Stock on NASDAQ. We cannot assure you that our listing application will be approved by NASDAQ. Even if approved for listing by NASDAQ, an active trading market on NASDAQ for the Series A Preferred Stock may not develop or last, in which case the trading price of the Series A Preferred Stock could be adversely affected. If an active trading market does develop on the NASDAQ, the Series A Preferred Stock may trade at prices higher or lower than its initial offering price.

The trading price of our Series A Preferred Stock would also depend on many factors, including:

•       prevailing interest rates;

•       the market for similar securities;

•       general economic conditions;

•       our financial condition, results of operations and prospects; and

•       the matters discussed in the prospectus under the captions “Risk Factors” and “Forward-Looking Statements.”

We have been advised by some of the underwriters that they intend to make a market in our Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the Series A Preferred Stock is limited by the laws of Maryland. Under Maryland General Corporation Law, a Maryland corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on the Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of any preferred shares then outstanding, if any, with preferences senior to those of the Series A Preferred Stock.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series A Preferred Stock.

Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of October 31, 2006, we and our subsidiaries had outstanding approximately $9.6 million of unsecured indebtedness (exclusive of intercompany debt, trade payables, dividends payable, accrued expenses and other liabilities) and approximately $121.6 million of secured indebtedness. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to our Series A Preferred Stock if we incur additional indebtedness.

We cannot assure you that we will be able to pay dividends regularly.

Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our subsidiaries. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of our preferred shares.

Our charter authorizes us to reclassify any or all unissued shares of our 30,000,000 shares of common stock as shares of preferred stock in one or more series on terms determined by our board of directors. As of November 1, 2006, we had no preferred stock authorized under our charter or outstanding. Our future issuance of any series of preferred stock under our charter could therefore effectively diminish our ability to pay dividends on, and the liquidation preference of, our Series A Preferred Stock.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to our leases, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we would most likely lose our REIT status.

Failure to make required distributions would subject us to additional tax.

In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders at least 90 percent of our taxable income, excluding net capital gains. To the extent that we satisfy the 90 percent distribution requirement, but distribute less than 100 percent of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4 percent nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

•       85 percent of our ordinary income for that year;

•       95 percent of our capital gain net earnings for that year; and

•       100 percent of our undistributed taxable income from prior years.

To the extent we pay out in excess of 100 percent of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions in such years. We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.

The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100 percent penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Series A Preferred Stock will be approximately $         after deducting underwriting discounts and paying offering expenses of approximately $225,000 (approximately $         if the underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds to fund expansions of our properties, to purchase additional properties, to repay indebtedness under our credit facility and for general corporate purposes. The interest rate charged on the advances under the credit facility is based on LIBOR and adjusts monthly. The current rate is 7.17%. Until we use the net proceeds from this offering, they may be deposited in interest bearing cash accounts or invested in short-term securities, including securities that may not be investment grade.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended June 30, 2006, and for each of the last five fiscal years.

	Nine Months Ended June 30,		Year Ended September 30,
	2006	2005	2004	2003	2002	2001
Ratio of earnings to combined fixed charges and preferred stock dividends	1.76x	2.07x	2.06x	1.85x	1.72x	1.87x

For the purpose of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities. We currently do not have, nor have we had in the past, any preferred securities outstanding and, therefore, we have not paid any dividends on preferred securities.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the material terms and provisions of the Series A Preferred Stock. The statements below describing our Series A Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter, including the articles supplementary establishing the Series A Preferred Stock, and our bylaws, each of which is available from us as described in the “Where You Can Find More Information” section beginning on page S-21 of this prospectus supplement and is incorporated by reference in this prospectus supplement. This description of the particular terms of the Series A Preferred Stock supplements the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus beginning on page 13 under “Description of Capital Stock—Description of Preferred Stock.”

As used in this section, the terms “we,” “us” and “our” refer to Monmouth Real Estate Investment Corporation and not to any of its subsidiaries.

General

Our authorized capital stock consists of 35,000,000 shares, classified as 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of excess stock, par value $0.01 per share. In connection with this offering, we will reclassify 1,150,000 shares of our authorized and unissued shares of common stock as a series of shares of preferred stock, designated as        % Series A Cumulative Redeemable Preferred Stock. As of November 1, 2006, 20,200,060 shares of common stock were issued and outstanding.

Preferred stock may be offered and sold from time to time, in one or more series, as authorized by our board of directors. Our board of directors is authorized under Maryland law and our charter to set for each series of preferred stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption. The Series A Preferred Stock will be classified by our board of directors and we will file articles supplementary that set forth the terms of a series of preferred stock consisting of up to 1,150,000 shares, designated     % Series A Cumulative Redeemable Preferred Stock.

The registrar, transfer agent and distributions disbursing agent for the Series A Preferred Stock is American Stock Transfer & Trust Company.

Ranking

The Series A Preferred Stock will, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank:

•       senior to all classes or series of our common stock and to all other equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•       equal to any class or series of equity securities classified by our board of directors in the future, the terms of which specifically provide that such equity securities rank equal to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•       junior to any class or series of equity securities classified by our board of directors in the future, the terms of which specifically provide that such class or series ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion. In addition, the Series A Preferred Stock will be junior to our indebtedness and the indebtedness of our subsidiaries.

Dividends

Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $        per share each year, which is equivalent to         % of the $25.00 liquidation preference per share. Dividends on the Series A Preferred Stock will accrue and be cumulative from                      , 2006, the date on which we first issue shares of Series A Preferred Stock. Dividends will be payable quarterly in arrears on the fifteenth day of March, June, September and December of each year or, if not a business day, the next succeeding business day. We refer to each such date as a Dividend Payment Date. The first dividend we will pay on March 15, 2007 will be for less than a full quarter and will cover the period from the first date we issue the Series A Preferred Stock through February 28, 2007.

During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding, we will increase the cumulative cash dividends payable on the outstanding Series A Preferred Stock and, accordingly, holders of the Series A Preferred Stock will be entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $          per share per year, which is equivalent to        % of the $25.00 liquidation preference per year. Dividends initially payable at this increased rate and not paid will accrue at this increased rate.

Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series A Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that our board of directors designates as the record date for the payment of a dividend that is not more than 30 nor fewer than 10 days prior to the Dividend Payment Date, which date we refer to as a Dividend Payment Record Date.

Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series A Preferred Stock at any time that:

•       the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•       the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or

•       the law restricts or prohibits the authorization or payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not:

•       the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•       we have earnings;

•       there are funds legally available for the payment of the dividends; or

•       the dividends are declared by us.

Accrued but unpaid dividends on the Series A Preferred Stock will not bear additional interest.

Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earnings and profits that are paid or made available for the year to the holders of all classes of shares, or the Total Dividends, then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of Series A Preferred Stock for the year and the denominator of which will be the Total Dividends.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution or payment may be made to holders of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, equal to the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, equal to the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets.

In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A Preferred Stock will not be added to the Company’s total liabilities.

Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up. The Series A Preferred Stock will rank senior to the common stock as to priority for receiving liquidating distributions and equal to any future equity securities which, by their terms, rank equal to the Series A Preferred Stock.

Redemption

The Series A Preferred Stock is not redeemable prior to                , 2011, except under the circumstances described below.

On and after                      , 2011, the Series A Preferred Stock may be redeemed at our option, in whole or in part, from time to time, at a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to the date of such redemption, without interest, upon the giving of notice, as provided below.

If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other equitable manner as prescribed by our board of directors. If the redemption is to be by lot, and if as a result of the redemption any holder of Series A Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities (which includes the Series A Preferred Stock but does not include any shares of excess stock), then, except in certain instances, we will redeem the requisite number of shares of Series A Preferred Stock of that stockholder such that the stockholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding equity securities.

In addition, during any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding, we will have the option to redeem the outstanding Series A Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series A Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to the redemption date, upon the giving of notice, as provided below.

We will give not fewer than 30 nor more than 60 days’ written notice of redemption of the Series A Preferred Stock prior to the date fixed for redemption to each holder of record of Series A Preferred Stock that is to be redeemed. The notice will notify the holder of our election to redeem the shares and will state at least the following:

•       the date fixed for redemption thereof, which we refer to as the redemption date;

•       the redemption price;

•       the total number of shares of Series A Preferred Stock to be redeemed (and, if less than all the shares held by any holder are to be  redeemed, the number of shares to be redeemed from such holder); and

•       that dividends on the Series A Preferred Stock will cease to accrue on the redemption date.

The redemption price of the shares of Series A Preferred Stock to be redeemed will then be paid to or on the order of the person whose name appears in our stock ledger as the owner of such shares.

From and after the redemption date (unless we default in payment of the redemption price):

•       all dividends on the Series A Preferred Stock designated for redemption in the notice will cease to accrue;

•       all rights of the holders of the Series A Preferred Stock designated for redemption, except the right to receive the redemption price (including all accrued and unpaid dividends up to the redemption date), will cease and terminate;

•       the Series A Preferred Stock designated for redemption may not thereafter be transferred except with our consent; and

•       the Series A Preferred Stock designated for redemption will not be deemed to be outstanding for any purpose whatsoever.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of

Series A Preferred Stock are simultaneously redeemed. This requirement will not prevent our purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock or our redemption of Series A Preferred Stock to preserve our status as a REIT. Unless full cumulative dividends on all outstanding Series A Preferred Stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods and the then current dividend period, we will not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock (except by exchange for our equity securities ranking as to dividend rights and liquidation preference junior to the Series A Preferred Stock or except pursuant to provisions of our charter relating to restrictions on ownership and transfer of shares). So long as no dividends on Series A Preferred Stock are in arrears, we shall be entitled at any time and from time to time to repurchase Series A Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Notwithstanding any other provision relating to redemption or repurchase of the Series A Preferred Stock, we may redeem any or all of the Series A Preferred Stock at any time, whether or not prior to                    , 2011, if our board of directors determines that the redemption is necessary or advisable to preserve our status as a REIT.

Voting Rights

Except as described below, holders of Series A Preferred Stock will generally have no voting rights. On any matter in which the Series A Preferred Stock may vote (as expressly provided in our charter), each share of Series A Preferred Stock shall be entitled to one vote.

If dividends on the Series A Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, at any special meeting called by the holders of record of at least 10% of any series of preferred stock as to which such voting rights are exercisable (unless such request is received fewer than 90 days before our next annual meeting of stockholders) or at the next annual meeting of stockholders, for the election of two additional directors to serve on our board of directors. The right of holders of Series A Preferred Stock to vote in the election of such directors will terminate when all dividends accumulated on the outstanding shares of Series A Preferred Stock for past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. The term of office of the directors so elected will terminate when all dividends accumulated for past dividend periods and the dividend for the then current dividend period on the Series A Preferred Stock and on all other series of preferred stock upon which similar voting rights have become exercisable have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

Any amendment, alteration, repeal or other change to any provision of our charter, including the articles supplementary establishing the Series A Preferred Stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series A Preferred Stock requires the affirmative vote or consent of holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting separately as a class.

The following actions are not deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:

•       any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of equity securities of  any class or series ranking, as to dividends or liquidation preference, equal to, or junior to, the Series A Preferred Stock; or

•       the amendment, alteration or repeal or change of any provision of our charter, including the articles  supplementary establishing the Series A Preferred Stock, as a result of a merger, consolidation, reorganization or other business  combination, if the Series A Preferred Stock (or shares into which the Series A Preferred Stock have been converted in any  successor entity to us) remain outstanding with the terms thereof unchanged in all material respects or are exchanged for an amount in cash equal to the liquidation preference for such Series A Preferred Stock plus all dividends accrued and unpaid (whether or not declared), if any, to the date of payment.

Maturity

The Series A Preferred Stock has no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.

Ownership Limits and Restrictions on Transfer

To maintain our qualification as a REIT for federal income tax purposes, ownership by any person of our outstanding equity securities is restricted in our charter. For further information regarding restrictions on ownership and transfer of the Series A Preferred Stock, see “Description of Capital Stock—REIT Related Restrictions” beginning on page 11 in the accompanying prospectus.

Conversion

The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities, except that the Series A Preferred Stock may be exchanged under certain circumstances for “excess stock.”  For further information regarding excess stock, see “Description of Capital Stock—REIT Related Restrictions “ beginning on page 11 in the accompanying prospectus.

Stock Listing

We have applied to list the Series A Preferred Stock on the NASDAQ under the symbol “MNRTP.” We expect trading in the Series A Preferred Stock to commence within 30 days of the initial delivery of the Series A Preferred Stock to the underwriters.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the taxation of us and the tax considerations relevant to stockholders generally, see “Material United States Federal Income Tax Consequences” beginning on page 18  of the accompanying prospectus. The following is a summary of the material additional federal income tax consequences pertaining to the acquisition, ownership and disposition of the Series A Preferred Stock and should be read together with the referenced sections in the accompanying prospectus. This discussion is based on the Code, income tax regulations promulgated thereunder, judicial positions, published positions of the IRS and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion of additional considerations is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. This discussion of additional considerations is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective stockholder in view of its particular circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their Series A Preferred Stock through, partnerships or other pass-through entities, U.S. stockholders whose functional currency is not the U.S. dollar, or persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. We have not requested and will not request a ruling from the IRS with respect to any of the federal income tax issues discussed below or in the accompanying prospectus. Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local, foreign and other tax consequences of acquiring, holding and disposing of the Series A Preferred Stock.

Recent Legislation

Under the Tax Increase Prevention and Reconciliation Act of 2005, the 15% maximum federal income tax rate on long-term capital gains and “qualified dividend income” for domestic non-corporate taxpayers was extended through December 31, 2010. For the period January 1, 2007, through December 31, 2010, the 5% rate for individuals in lower tax brackets becomes 0%.

Taxation of Holders of Series A Preferred Stock

Except as set forth in this prospectus supplement, a holder of our preferred stock will be taxed in the same manner as a holder of our common stock as described in the accompanying prospectus. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

Redemption of Preferred Stock for Cash.   The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of preferred stock can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a holder of preferred stock will recognize capital gain or loss measured by the difference between the amount received by the holder of preferred stock upon the redemption and such holder’s adjusted tax basis in the preferred stock redeemed (provided the preferred stock is held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our stock under Code Section 302(b)(3), (ii) is “substantially disproportionate” with respect to the holder’s interest in our stock under Code Section 302(b)(2) (which will not be the case if only preferred stock is redeemed, since they generally do not have voting rights), or (iii) is “not essentially equivalent to a dividend” with respect to the holder of preferred stock under Code Section 302(b)(1). In applying these tests, there must be taken into account not only the preferred stock owned by the holder, but also such holder’s ownership of our common stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder of preferred stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Code Sections 318 and 302(c).

If a particular holder of preferred stock owns (actually or constructively) none of our common stock or an insubstantial percentage of our outstanding common stock, then based upon current law, it is probable that the redemption of preferred stock from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a redemption is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of preferred stock intending to rely on any of these tests at the time of redemption should consult the holder’s own tax advisor to determine their application to the holder’s particular situation. If the redemption does not meet any of the tests under Code Section 302, then the redemption proceeds received from the preferred stock will be treated as a distribution on the preferred stock. If the redemption is taxed as a dividend, the holder’s adjusted tax basis in the preferred stock will be transferred to any other shares held by the holder. If the holder of preferred stock owns none of our other stock, under certain circumstances such basis may be transferred to a related person, or it may be lost entirely.

Proposed Treasury Regulations were issued by the Treasury Department that would, if adopted, have altered the method for recovering a holder’s adjusted tax basis in any of our stock redeemed in a dividend equivalent redemption. Those Proposed Treasury Regulations have since been withdrawn by the Treasury Department. Although presumably the existing methods for recovering adjusted tax basis continue to apply in such a redemption, the Treasury Department is considering other methods for basis recovery, and new regulations addressing this treatment could be promulgated in the future. We urge you to consult your tax advisor concerning the treatment of a cash redemption of the preferred stock.

If a redemption that is not otherwise treated as a dividend occurs when there is a dividend arrearage on the preferred stock, a portion of the cash received might be treated as a dividend distribution taxable as ordinary income. If the dividend arrearage has been declared or if the facts show that the corporation was legally obligated to pay the dividend, then the shareholder will have ordinary dividend income to such extent. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that the corporation was legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as ordinary dividend income.

Sale or Other Disposition of Stock.   To the extent that capital gain is realized by a stockholder on the sale of our stock, the applicable Treasury Regulations as currently promulgated should not treat any such gain as “unrecaptured section 1250 gain” subject to a special rate of tax. However, new provisions or regulations could be promulgated in the future to produce a different result.

True Leases

Our leases are structured with the intent to qualify as true leases for federal income tax purposes. If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we, the applicable subsidiary or other lessor entity receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.”  In that case, we very likely would not be able to satisfy either the 75 percent or 95 percent gross income tests and, as a result, could lose our REIT status.

Prohibited Transaction Income

Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The amount of gain would include any gain realized by qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which it owns an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT since such income is disregarded for purposes of these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by us a result of our having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by and secured by the property, (ii) for which the related loan or lease was acquired by us at a time when default was not imminent or anticipated, and (iii) for which we make a proper election to treat the property as foreclosure property. Property otherwise qualifying as foreclosure property has that status for the year of acquisition plus the three following years, unless such period is extended by the IRS. REITs generally are subject to tax at the maximum corporate rate (currently 35 percent) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75 percent gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100 percent tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75 percent gross income test.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income we derive from a hedging transaction will be nonqualifying income for purposes of the 75% gross income test. Income from such a hedging transaction entered into that is clearly identified as such as specified in the Code will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test. The term “hedging transaction,” as used above, generally means any transaction entered into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Undistributed Capital Gains

We may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will take into income the stockholder’s share of the retained capital gain as long-term capital gain (except that corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income) and will receive a credit or refund for that stockholder’s share of the tax paid by us. The stockholder will increase the basis of such stockholder’s shares by an amount equal to the excess of the retained capital gain included in the stockholder’s income over the tax deemed paid by such stockholder.

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of stock held by Non-U.S. stockholders generally should be treated with respect to Non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a Non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability its proportionate share of the tax treated as paid by it on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax treated as paid by it exceeds its actual U.S. federal income tax liability.

Income Tests

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”  Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided, in the case of impermissible services that are customary, through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or, in the case of even non-customary impermissible services, through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

Asset Tests

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation arises immediately after, and is wholly or partly the result of, the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Relief in Case of Failure to Satisfy the Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Prior to October 22, 2004, with respect to failures occurring on or before then but in tax years beginning after October 4, 1976, or, with respect to tax years beginning before October 4, 1976, as a result of a determination occurring after October 4, 1976, these relief provisions generally were available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attached a schedule of the nature and amount of our income items to our Federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. After October 22, 2004, the relief provisions generally will be available with respect to a failure to meet such tests if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following our identification of the failure to meet either of the gross income tests, a description of each item of our gross income is set forth in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed in the accompanying prospectus in “Material United States Federal Income Tax Consequences—Taxation of Us as a REIT,” even if these relief provisions were to apply, a tax would be imposed equal to the excess impermissible gross income multiplied by a fraction intended to reflect our profitability.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Stifel, Nicolaus & Company, Incorporated, Cohen & Steers Capital Advisors, LLC, Ryan, Beck & Co., L.L.C and Ferris, Baker Watts, Incorporated. have severally agreed to purchase from us the following respective number of shares of Series A Preferred Stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Number of Shares
Stifel, Nicolaus & Company, Incorporated
Cohen & Steers Capital Advisors, LLC
Ryan, Beck & Co., L.L.C.
Ferris, Baker Watts, Incorporated
Total	1,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Series A Preferred Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Series A Preferred Stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

The underwriters initially propose to offer the Series A Preferred Stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $           per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $          per share to other dealers. After the initial offering of the Series A Preferred Stock, the offering price, concessions, and other selling terms may be varied by the underwriters from time to time.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 150,000 additional shares of Series A Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of Series A Preferred Stock as the number of shares to be purchased by it in the above table bears to the shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares to the underwriters to the extent the option is exercised. If any additional Series A Preferred Stock is purchased, the underwriters will offer the additional shares on the same terms as set forth above.

The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share		No Exercise	Full Exercise
Public offering price		$25.00	$	$
Underwriting discount	$		$	$
Proceeds, before expenses, to us	$		$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $225,000.

We have filed an application to list the Series A Preferred Stock on the NASDAQ under the symbol “MNRTP.” We expect trading of the Series A Preferred Stock on the NASDAQ, if listing is approved, to commence within 30 days after the initial delivery of the shares. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of trading on the NASDAQ. The underwriters will have no obligation to make a market in the Series A Preferred Stock, however, and may cease market-making activities, if commenced, at any time.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In connection with the offering, the underwriters may purchase and sell our Series A Preferred Stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

•       Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Series A Preferred Stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•       Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to completion of the offering.

•       Stabilizing transactions consist of various bids for or purchases of our Series A Preferred Stock made by the underwriters in the open market prior to the completion of the offering.

•       The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

•       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Series A Preferred Stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Series A Preferred Stock. As a result, the price of our Series A Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise and may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format are being made available on Internet web sites maintained by one or more of the underwriters of this offering. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement to which the prospectus supplement and the accompanying prospectus are a part.

The underwriters of this offering or their affiliates have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Cohen & Steers, one of the underwriters of this offering, have performed certain investment banking services in connection with securing private placements for us. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their businesses for which they would expect to receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Blackwell Sanders Peper Martin LLP, as our securities and tax counsel. Certain matters of Maryland law will be passed on for us by Venable LLP. Certain legal matters will be passed upon for the underwriters by Arent Fox PLLC.

EXPERTS

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of and for the year ended September 30, 2005, included in our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, have been incorporated by reference herein in reliance upon the report of Reznick Group P.C., an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of September 30, 2004, and for each of the fiscal years in the two-year period ended September 30, 2004, included in our Annual Report on Form 10-K for the year ended September 30, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC’s rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.mreic.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus. In addition, you may look at our SEC filings at the offices of the NASDAQ Stock Market, Inc., which is located at 1500 Broadway, New York, New York 10036. Our SEC filings are available at the NASDAQ because our common stock is listed and traded on the NASDAQ under the symbol “MNRTA.”

We have filed with the SEC a registration statement (of which this prospectus supplement and the accompanying prospectus are a part) on Form S-3 under the Securities Act, with respect to our securities. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus supplement.

•       Our Annual Report on Form 10-K/A, for the year ended September 30, 2005 as filed with the SEC on September 11, 2006.

•       Our Quarterly Report on Form 10-Q/A, for the quarter ended December 31, 2005 as filed with the SEC on September 11, 2006.

•       Our Quarterly Report on Form 10-Q/A, for the quarter ended March 31, 2006 as filed with the SEC on September 11, 2006.

•       Our Quarterly Report on Form 10-Q/A, for the quarter ended June 30, 2006 as filed with the SEC on September 29, 2006.

•       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2005, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

You may request a free copy of these filings (other than the exhibits thereto, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

Monmouth Real Estate Investment Corporation
Attention: Stockholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9996

PROSPECTUS

$100,000,000

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Common Stock

Preferred Stock

We may use this prospectus to offer and sell our common stock or preferred stock from time to time. Our common stock is listed and traded on the NASDAQ under the symbol “MNRTA”.

We will provide the specific terms of these securities in supplements to this prospectus in connection with each offering. The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2006.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this process, we may from time to time sell in one or more offerings any of the securities described in this prospectus, or any combination thereof, up to a total amount of $100,000,000. In this prospectus, we refer collectively to our common stock and preferred stock as our “securities,” and collectively refer to our investors as our “security holders.”

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus. The prospectus supplement may add, update or change the information contained in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities as exhibits to the registration statement. We may file certain other legal documents that control the terms of the securities as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information,” or can be obtained by writing or telephoning us at the following address and telephone number:

Monmouth Real Estate Investment Corporation

Attention: Shareholder Relations

3499 Route 9 N, Suite 3-C

Juniper Business Plaza

Freehold, NJ 07728

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Monmouth Real Estate Investment Corporation is a Maryland corporation operating as a qualified real estate investment trust under Sections 856 through 859 of the Internal Revenue Code (the “Code”). Currently, we seek to invest in well-located, modern buildings leased to creditworthy tenants on long-term leases and derive our income primarily from the rental of these facilities. At June 30, 2006, we owned approximately 4,434,000 square feet of property, of which approximately 1,640,580 square feet, or 37%, was leased to Federal Express Corporation and its subsidiaries. During fiscal 2005, 2004 and 2003 rental and occupancy charges from properties leased to Federal Express Corporation and its subsidiaries approximated 45%, 48% and 48%, respectively, of our total rental and occupancy charges.

At June 30, 2006, we had investments in forty-one properties. These properties are located in Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia, and Wisconsin. All properties are managed by a management company. All properties are leased on a net basis except the property located in Monaca, Pennsylvania.

We compete with other investors in real estate for attractive investment opportunities. These investors include other “equity” real estate investment trusts, limited partnerships, syndications and private investors, among others.

We have a flexible investment policy concentrating our investments in the area of net-leased industrial properties. Our strategy is to obtain a favorable yield spread between the yield from the net-leased industrial properties and mortgage interest costs. We continue to purchase net-leased industrial properties, since our management believes that there is a potential for long-term capital appreciation through investing in well-located industrial properties. There is the risk that, on expiration of current leases, the properties can become vacant or re-leased at lower rents. The results we obtain by re-leasing the properties will depend on the market for industrial properties at that time.

We also continue to invest in both debt and equity securities of other real estate investment trusts (REITs). We from time to time may purchase these securities on margin when the interest and dividend yields exceed the cost of the funds. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities.

Our executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, and our telephone number is (732) 577-9996. Our website is located at www.mreic.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS

Set forth below are the risks that we believe are important to investors in our securities. Before you decide to purchase our securities, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus and any related prospectus supplement.

Real Estate Industry Risks

We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of industrial properties in a local area or a decline in the attractiveness of our properties to tenants would have a negative effect on us.

Other factors that may affect general economic conditions or local real estate conditions include:

•       population and demographic trends;

•       employment and personal income trends;

•       zoning, use and other regulatory restrictions;

•       income tax laws;

•       changes in interest rates and availability and costs of financing;

•       competition from other available real estate;

•       our ability to provide adequate maintenance and insurance; and

•       increased operating costs, including insurance premiums, utilities and real estate taxes, which may not be offset by increased rents.

We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties.   The real estate business is highly competitive. We compete for properties with other real estate investors and purchasers, including other real estate investment trusts, limited partnerships, syndications and private investors, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our industrial properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth. In addition, our portfolio of industrial properties faces competition from other properties within each submarket where our industrial properties are located. To the extent that we are unable to effectively compete in the marketplace, our business may be adversely affected.

We are subject to significant regulation that inhibits our activities and may increase our costs.   Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or amended or what costs we will incur to comply with such requirements.

Our investments are concentrated in the industrial sector and our business would be adversely affected by an economic downturn in that sector.   Our investments in real estate assets are primarily concentrated in the industrial distribution sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry.

Risks Associated with Our Properties

We may be unable to renew leases or relet space as leases expire.   While we seek to invest in well-located, modern buildings leased to credit-worthy tenants on long term leases, a number of our properties are subject to short term leases. When a lease expires, a tenant may elect not to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. The terms of renewal or re-lease (including the cost of required renovations and/or concessions to tenants) may be less favorable to us than the prior lease. If we are unable to relet all or a substantial portion of our properties, or if the rental rates upon such reletting are significantly lower than expected rates, our cash generated before debt repayments and capital expenditures, and our ability to make expected distributions to stockholders, may be adversely affected. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property’s operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

Our business is substantially dependent on Federal Express Corporation.   Federal Express Corporation is our largest tenant. As of June 30, 2006, Federal Express Corporation leased approximately 37% of the total square footage that we own. If Federal Express Corporation terminated its leases with us or was unable to make lease payments because of a downturn in its business or otherwise, our financial condition and ability to make distributions to stockholders will be materially and adversely affected.

We have been and may continue to be affected negatively by tenant financial difficulties and leasing delays. At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for space at our industrial properties. As a result, our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant’s lease and losses to us, resulting in a decrease of distributions to investors. We receive a substantial portion of our income as rents under long-term leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we, in our sole discretion, may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to the tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant’s default on its obligations to us could adversely affect our financial condition and the cash we have available for distribution.

We may be unable to sell properties when appropriate because real estate investments are illiquid.   Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits our ability to sell our properties. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service debt and make distributions to our stockholders.

Environmental liabilities could affect our profitability.   We face possible environmental liabilities. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability. As a current or former owner and operator of real estate, we may be required by law to investigate and clean up hazardous substances released at the properties we currently own or operate, or have in the past owned or operated. We may also be liable to the government or to third parties for property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely our ability to sell or lease real estate or to borrow using the real estate as collateral. We are not aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future.

Actions by our competitors may decrease or prevent increases of the occupancy and rental rates of our properties.   We compete with other owners and operators of real estate, some of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, cash flow, cash available for distribution, trading price of our common stock and ability to satisfy our debt service obligations could be materially adversely affected.

Coverage under our existing insurance policies may be inadequate to cover losses.   We generally maintain insurance policies related to our business, including casualty, general liability and other policies, covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. In addition, there are certain losses that are not generally insured because it is not economically feasible to insure against them, including losses due to riots or acts of war. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, then we could lose the capital we invested in the properties, as well as the anticipated future revenue from the properties and, in the case of debt, which is with recourse to us, we would remain obligated for any mortgage debt or other financial obligations related to the properties. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable costs.

We face risks associated with property acquisitions.   We acquire individual properties and portfolios of properties, and intend to continue to do so. Our acquisition activities and their success are subject to the following risks:

•       when we are able to locate a desired property, competition from other real estate investors may significantly increase the purchase price;

•       acquired properties may fail to perform as expected;

•       the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates;

•       acquired properties may be located in new markets where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

•       we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisition of portfolios of properties, into our existing operations, and as a result, our results of operations and financial condition could be adversely affected; and

•       we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a claim were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

Financing Risks

We face risks generally associated with our debt.   We finance a portion of our investments in properties and marketable securities through debt. This debt creates risks, including:

•       rising interest rates on our floating rate debt;

•       failure to repay or refinance existing debt as it matures, which may result in forced disposition of assets on disadvantageous terms;

•       refinancing terms less favorable than the terms of existing debt; and

•       failure to meet required payments of principal and/or interest.

We face risks associated with the use of debt to fund acquisitions, including refinancing risk.   We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest.  In addition, if we mortgage one or more of our properties to secure payment of indebtedness and we are unable to meet mortgage payments, then the property could be foreclosed upon or transferred to the mortgagee with a consequent loss of income and asset value. A foreclosure of one or more of our properties could adversely affect our financial condition, results of operations, cash flow and ability to pay dividends on, and the market price of, our stock.

We face risks related to “balloon payments.”   Certain of our mortgages will have significant outstanding principal balances on their maturity dates, commonly known as “balloon payments.”  There can be no assurance whether we will be able to refinance such balloon payments on the maturity of the loans, which may force disposition of properties on disadvantageous terms or require replacement with debt with higher interest rates, either of which would have an adverse impact on our financial performance and ability to pay dividends to investors.

We face risks associated with our dependence on external sources of capital.   In order to qualify as a REIT, we are required each year to distribute to our stockholders at least 90% of our REIT taxable income, and we are subject to tax on our income to the extent it is not distributed. Because of this distribution requirement, we may not be able to fund all future capital needs from cash retained from operations. As a result, to fund capital needs, we rely on third-party sources of capital, which we may not be able to obtain on favorable terms, if at all. Our access to third-party sources of capital depends upon a number of factors, including (i) general market conditions; (ii) the market’s perception of our growth potential; (iii) our current and potential future earnings and cash distributions; and (iv) the market price of our capital stock. Additional debt financing may substantially increase our debt-to-total capitalization ratio. Additional equity financing may dilute the holdings of our current stockholders.

A lack of any limitation on our debt could result in our becoming more highly leveraged.   Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our board of directors may incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We might become more highly leveraged as a result, and our financial condition and cash available for distribution to stockholders might be negatively affected and the risk of default on our indebtedness could increase.

Covenants in our credit agreements could limit our flexibility and adversely affect our financial condition.   The terms of our various credit agreements and other indebtedness require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios and maintaining insurance coverage. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flow and our financial condition would be adversely affected.

Other Risks

We may amend our business policies without your approval.   Our board of directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operations and distributions policies. Although our board of directors has no present intention to amend or reverse any of these policies, they may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

The market value of our common stock could decrease based on our performance and market perception and conditions.   The market value of our common stock may be based primarily upon the market’s perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our common stock is influenced by the dividend on our common stock relative to market interest rates. Rising interest rates may lead potential buyers of our common stock to expect a higher dividend rate, which would adversely affect the market price of our common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

There are restrictions on the transfer of our capital stock.   To maintain our qualification as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to also include certain entities, during the last half of a taxable year. Accordingly, our charter and bylaws contain provisions restricting the transfer of our capital stock. See “Description of Capital Stock—REIT Related Restrictions.”

Our earnings are dependent, in part, upon the performance of our investment portfolio.   As permitted by the Code, we invest in and own securities of other real estate investment trusts. To the extent that the value of those investments declines or those investments do not provide a return, our earnings could be adversely affected.

We are subject to restrictions that may impede our ability to effect a change in control.   Certain provisions contained in our charter and bylaws and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

•       Our charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a “staggered board.” By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

•       Our charter generally limits any holder from acquiring more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for Federal income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of equity stock or otherwise effect a change in control.

•       The request of the holders of a majority or more of our common stock is necessary for stockholders to call a special meeting. We also require advance notice by stockholders for the nomination of directors or proposals of business to be considered at a meeting of stockholders.

Our Board of Directors may authorize and issue securities without stockholder approval.   Under our Charter, the board has the power to classify and reclassify any of our unissued shares of capital stock into shares of capital stock with such preferences, rights, powers and restrictions as the board of directors may determine. The authorization and issuance of a new class of capital stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders’ best interests.

Maryland business statutes may limit the ability of a third party to acquire control of us.   Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (c) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (d) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10 percent or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10 percent or more of the voting power of the outstanding stock of the Maryland corporation. In our Articles of Incorporation, we have expressly elected that the Maryland Business Combination Act not govern or apply to any transaction with UMH Properties, Inc., a Maryland corporation, or Monmouth Capital Corporation, a New Jersey corporation.

We may fail to qualify as a REIT.   If we fail to qualify as a REIT, we will not be allowed to deduct distributions to stockholders in computing our taxable income and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions would be subject to a top federal tax rate of 15% through 2010. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

To qualify as a REIT, we must comply with certain highly technical and complex requirements.   We cannot be certain we have complied, and will always be able to comply, with the requirements to qualify as a REIT because there are few judicial and administrative interpretation of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to continue to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the

Federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

There is a risk of changes in the tax law applicable to real estate investment trusts.   Because the Internal Revenue Service, the United States Treasury Department and Congress frequently review federal income tax legislation, we cannot predict whether, when or to what extent new federal tax laws, regulations, interpretations or rulings will be adopted. Any of such legislative action may prospectively or retroactively modify our tax treatment and, therefore, may adversely affect taxation of us and/or our investors.

We may be unable to comply with the strict income distribution requirements applicable to REITs.   To maintain qualification as a REIT under the Code, a REIT must annually distribute to its shareholders at least 90% of its REIT taxable income, excluding the dividends paid deduction and net capital gains. This requirement limits our ability to accumulate capital. We may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for our funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited, or the Internal Revenue Service may make a determination that adjusts reported income. In those situations, we might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements and interest and penalties could apply which could adversely affect our financial condition. If we fail to make a required distribution, we would cease to be taxed as a REIT.

Notwithstanding our status as a REIT, we are subject to various federal, state and local taxes on our income and property.   For example, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the security holder level. We may be subject to other Federal income taxes as more fully described in “Material United States Federal Income Tax Consequences-Taxation of Us as a REIT.” We may also have to pay some state income or franchise taxes because not all states treat REITs in the same manner as they are treated for Federal income tax purposes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions as they relate to us or our management are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Potential investors should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. In evaluating the securities offered by this prospectus, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus and those in the documents we incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds of any sale of securities for working capital and general corporate purposes, including, without limitation, the development and acquisition of additional properties.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended June 30, 2006, and for each of the last five fiscal years.

	Nine Months Ended June 30,	Year Ended September 30,
	2006	2005	2004	2003	2002	2001
Ratio of earnings to combined fixed charges and preferred stock dividends	1.76	2.07	2.06	1.85	1.72	1.87

For the purpose of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization. Preferred stock dividends are the amount of pre-tax earnings that are required to pay the dividends on outstanding preferred securities. We currently do not have, nor have we had in the past, any shares of preferred securities outstanding and, therefore, we have not paid any dividends on preferred securities.

DESCRIPTION OF CAPITAL STOCK

The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for a complete description.

General.   Our authorized capital stock consists of 35,000,000 shares, initially classified as 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of excess stock, par value $0.01 per share. The excess stock is designed to protect our status as a REIT under the Code. See “—REIT Related Restrictions.”

As of August 1, 2006, 20,814,885 shares of common stock were issued and outstanding and no shares of excess stock were issued and outstanding. Our outstanding shares of common stock are currently listed on the Nasdaq Stock Market under the symbol “MNRTA”. We intend to apply the Nasdaq Stock Market to list any additional shares of common stock offered pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Under Maryland General Corporation Law (“MGCL”) and our charter, our board of directors has the power, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have the authority to issue. Also, our board of directors has the power, without any action by the stockholders, to classify or reclassify any unissued shares of our capital stock including classification into a class or classes of preferred stock, preference stock, special stock or other stock and to divide or classify shares into one or more series of such class. Our board of directors may exercise its power to increase the number of authorized shares or to reclassify any unissued shares in connection with a merger or acquisition, a future underwritten public offering or private placement or a potential hostile takeover.

REIT Related Restrictions.   To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year (other than the first taxable year of REIT status). In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Because we intend to qualify as a REIT under the Code, our charter contains limitations designed to protect our status as a REIT. Under our charter, any person who acquires or attempts to acquire shares of our capital stock (excluding shares of excess stock), in violation of the ownership limitations and transfer restrictions must give written notice to us. In addition, every security holder of more than 5% of the number or value of our outstanding capital stock must give written notice to us of the number of shares of capital stock beneficially or constructively owned. Under our charter, if a transfer of our capital stock or a change in our capital structure would result in (i) any person directly or indirectly acquiring beneficial ownership of more than 9.8% of our capital stock; (ii) our outstanding capital stock being constructively or beneficially owned by fewer than 100 persons; (iii) us being “closely held” within the meaning of Section 856 of the Code; or (iv) us otherwise failing to qualify as a REIT under the Code, then: (a) our board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, such transfer; (b) any proposed transfer will be void ab initio and will not be recognized by us; (c) we will have the right to redeem the shares proposed to be transferred at a price equal to the lesser of the price per share paid in the transaction which created the violation and the last reported sales price on the Nasdaq Stock Market on the trading date immediately prior to the date we give notice of redemption; and (d) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, excess stock, having no voting rights. A holder of excess stock does have certain rights in the event of any liquidation, dissolution or winding-up of the corporation. Our charter further proves that the excess stock will be held by a trustee appointed by us in trust (i) for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be excess stock and certain price-related restrictions are satisfied, and (ii) with respect to dividend rights (and rights to funds in excess of the amounts paid to the holder), for the benefit of a charitable beneficiary appointed by us. Our board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.

Certain Anti-Takeover Effects.   Our charter and bylaws also contain provisions that may be deemed to have anti-takeover effects. For example, our charter (i) does not allow for cumulative voting by stockholders; (ii) provides for a classified board of directors, and (iii) contains limitations on the amount of our securities that any person can own. In addition, our bylaws contain provisions that (i) give our board of directors the exclusive power to fill vacancies on the board and provide that any director so appointed will serve for the remaining term of that directorship; (ii) give our board the exclusive power to determine the numbers of directors; (iii) require advance notice of any security holder nominations for director and proposals of business by stockholders to be conducted at the meeting; (iv) limit stockholders’ ability to call a special meeting; (v) give our board of directors the exclusive power to amend our bylaws; (vi) require approval of two-thirds of the shares to remove directors for cause; (vii) require our board of directors to have at least three independent directors as defined by Section 3-802 of the MGCL which allows us to opt into certain statutory anti-takeover provisions; and (viii) specifically opt-into the business combination provisions of the MGCL (with the exception that such provisions do not apply to transactions with UMH Properties, Inc. or Monmouth Capital Corporation, which are affiliates of us). Additionally, our charter provides that our board of directors may authorize additional shares of capital stock and may classify or reclassify only unissued capital stock, including classification into shares of preferred stock, without security holder action. Such stock could be issued in such a way as to have anti-takeover effects.

Description of Common Stock

Relationship of Common Stock and Preferred Stock.   As a holder of common stock, your rights will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

Preferences, Sinking Fund Provisions and Preemptive Rights.   As a holder of our common stock, you will have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities.

Voting Rights.   Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of capital stock, the holders of common stock will possess the exclusive voting power.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for in any other class or series of our capital stock, including any preferred stock.

Distributions.   Subject to any preferential rights granted to any class or series of our capital stock, including any preferred stock, and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of our common stock, you will be entitled to receive dividends or other distributions if, as and when declared, by our board of directors out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions in our charter regarding restrictions on ownership and transfer, all shares of our common stock have equal distribution rights. We currently pay regular quarterly distributions on our common stock. In the event of our liquidation, dissolution or winding up, after payment of any preferential amounts to any class of preferred stock which may be outstanding and after payment of, or adequate provision for, all of our known debts and liabilities, holders of common stock and, subject to the provisions of our charter, excess stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

Stockholder Liability.   Under Maryland law applicable to Maryland corporations, you will not be liable as a stockholder for our obligations solely as a result of your status as a stockholder.

Transfer Agent.   The registrar and transfer agent for shares of our common stock is American Stock Transfer & Trust Company.

Description of Preferred Stock

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. As of the date of this prospectus, we did not have any preferred stock outstanding. While the terms we have summarized below will apply generally to any future preferred stock we may offer, we will describe the particular terms of any preferred stock that we may offer in more detail in the applicable prospectus supplement. The terms of any preferred stock we offer under that prospectus may differ from the terms we describe below.

General.   Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Before issuance of shares of each series, the board of directors is required to fix for each such series, subject to the provisions of MGCL and our charter, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors or a duly authorized committee thereof.

The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, shares of common stock might believe to be in their best interests, or in which holders of some, or a majority of, shares of common stock might receive a premium for their shares of common stock over the then market price of such shares. The shares of preferred stock will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

The prospectus supplement relating to any shares of preferred stock offered thereby will contain the specific terms, including:

•       the title and stated value of such shares of preferred stock;

•       the number of such shares of preferred stock offered, the liquidation preference per share and the offering price of such shares of preferred stock;

•       the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such shares of preferred stock;

•       the date from which dividends on such shares of preferred stock will accumulate, if applicable;

•       the procedures for any auction and remarketing, if any, for such shares of preferred stock;

•       the provision for a sinking fund, if any, for the shares of preferred stock;

•       the provisions for redemption, if applicable, of the shares of preferred stock;

•       any listing of the shares of preferred stock on any securities exchange;

•       the terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation thereof);

•       a discussion of Federal income tax considerations applicable to such shares of preferred stock;

•       the relative ranking and preferences of such shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•       any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with such series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•       any limitations on direct or beneficial ownership and restrictions on transfer of such shares of preferred stock, in each case as may be appropriate to preserve our status as a REIT; and

•       the voting rights, if any, of such shares of preferred stock; and

•       any other specific terms, preferences, rights, limitations or restrictions of such shares of preferred stock.

The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

The description of the provisions of the shares of preferred stock set forth in this prospectus and in the related prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock. In connection with any offering of shares of preferred stock, Articles Supplementary will be filed with the SEC as an exhibit or incorporated by reference in the Registration Statement.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BY-LAWS

The following paragraphs summarize certain provisions of Maryland law and our charter and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter, including any Articles Supplementary, and bylaws. You should read these documents carefully to fully understand the terms of Maryland law, our charter and our bylaws.

The Board of Directors.   Our board of directors is currently comprised of nine directors. Our bylaws provide that the board may alter the number of directors to a number not exceeding 15 or less than three. Our charter provides that the members of the board shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director is to serve for a three year term or until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors.

Amendment of Charter and Bylaws.   Our charter generally may be amended only upon approval of the board of directors and the affirmative vote of the holders of two-thirds of all votes entitled to be cast on the matter. Under the Maryland Code, certain charter amendments may be affected solely by the board of directors, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of authorized shares of stock.

Our bylaws may be amended only by vote of a majority of the board of directors.

Business Combinations.   As a Maryland corporation, we are subject to certain restrictions concerning certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder.” Interested stockholders are persons (i) who beneficially own 10% or more of the voting power of our shares or (ii) are affiliates or associates of us who, at any time within the two-year period prior to the date in question, were the beneficial owner of 10% or more of the voting power of our shares. Such business combinations are prohibited for 5 years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of our outstanding voting shares and (ii) 66 2/3% of the votes entitled to be cast by holders of our outstanding voting shares other than shares held by the interested stockholder or an affiliate or associate of the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. In addition, our charter provides that these provisions do not apply to business combinations with our affiliates, UMH Properties, Inc. and Monmouth Capital Corporation.

Control Share Acquisitions.   Maryland law provides that, with certain exceptions, “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds, excluding shares of stock owned by the acquiring person or by officers or directors who are employees of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares previously acquired by such a person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power: (i) 10% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means, subject to certain exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares. As permitted under Maryland law, our bylaws contain a provision opting out of the control share acquisition statute.

Advance Notice of Director Nominations and New Business.   Pursuant to our bylaws, a stockholder seeking to nominate persons for election to our board of directors or propose other business to be conducted at an annual meeting of stockholders or to nominate persons for election of directors at any special meeting of stockholders called for the purpose of electing directors must provide the required notice to our Secretary (i) in the case of an annual meeting, generally not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; and (ii) in the case of a special meeting, not later than the earlier of the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made.

The purpose of requiring such advance notice by stockholders is to provide the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give the board of directors any power to disapprove of stockholder nominations or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. In addition, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the company and its stockholders. The provisions in our bylaws regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Meetings of Stockholders.   Under our bylaws, annual meetings of stockholders are to be held in April of each year at a date and time as determined by our board. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman or the President and must be called by the Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting.

Recent Maryland Legislation.   In 1999, Maryland enacted legislation which allows publicly held Maryland corporations to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its articles or bylaws or by resolution adopted by its board of directors so long as the corporation has at least three directors who, at the time of electing to be subject to the provisions, are not:

•       officers or employees of the corporation;

•       persons seeking to acquire control of the corporation;

•       directors, officers, affiliates or associates of any person seeking to acquire control; or

•       nominated or designated as directors by a person seeking to acquire control.

Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary. The

Maryland legislation provides that a corporation can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that corporation’s existing charter documents:

•       Classified Board:  The corporation may divide its board into three classes which, to the extent possible, will have the same number of directors, the terms of which will expire at the third annual meeting of stockholders after the election of each class;

•       Two-thirds Stockholder Vote to Remove Directors Only for Cause:  The stockholders may remove any director only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors, but a director may not be removed without cause;

•       Size of Board Fixed by Vote of Board:  The number of directors will be fixed only by resolution of the board;

•       Board Vacancies Filled by the Board for the Remaining Term:  Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors even if they do not constitute a quorum. Directors elected to fill vacancies will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, as opposed to until the next annual meeting of stockholders, and until a successor is elected and qualifies; and

•       Stockholder Calls of Special Meetings:  Special meetings of stockholders may be called by the secretary of the corporation only upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the MGCL.

We have not elected to be governed by the specific provisions of the 1999 legislation other than the provisions regarding filling of vacancies on the board. However, our charter and/or bylaws, as applicable, already provide for a classified board, that the number of directors is to be determined by a resolution of the board, subject to a minimum number, that our secretary must call a special meeting of stockholders only upon the written request of the holders of a majority of our outstanding securities entitled to vote, and that our directors can only be removed for cause by the affirmative vote of at least two-thirds of all votes entitled to be cast in the election of directors. In addition, we can elect to be governed by any or all of the provisions of the Maryland legislation at any time in the future.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Introductory Notes

The following is a description of the material Federal income tax considerations to a holder of our common stock. An applicable prospectus supplement will contain information about additional Federal income tax considerations, if any, relating to particular offerings of our common stock or preferred stock. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective security holder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

Blackwell Sanders Peper Martin LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock or any of our other securities to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Each prospective purchaser is advised to consult the applicable prospectus supplement, as well as his or her own tax advisor, regarding the specific tax consequences to him or her of the acquisition, ownership and sale of securities of an entity electing to be taxed as a real estate investment trust, including the Federal, state, local, foreign, and other tax consequences of such acquisition, ownership, sale, and election and of potential changes in applicable tax laws.

Taxation of Us as a REIT

General.   We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended September 30, 1968. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner.  No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof.

Blackwell Sanders Peper Martin LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended September 30, 2001 through September 30, 2005, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2006 and thereafter. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Blackwell Sanders Peper Martin LLP as to factual matters relating to our organization and operation. Since qualification as a REIT requires us to satisfy certain income and asset tests throughout the year of 2006, Blackwell Sanders Peper Martin LLP’s opinion is based upon assumption and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus with regard to, among other things, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Blackwell Sanders Peper Martin LLP will not review our operating results on an ongoing basis. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a corporation.

Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments.  Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “—Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property’s built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable assuming that we made or would make an election pursuant to Notice 88-19 or Treasury Regulations that were promulgated originally in 2000. Tenth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our stock intended to assist in continuing to satisfy the stock ownership requirements described in (v) and (vi) above. See “Description of Capital Stock—REIT Related Restrictions.” These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

In addition, if a corporation elected to be a REIT subsequent to October 4, 1976, it must have as its taxable year, the calendar year. We elected to be classified as a REIT prior to that date. Consequently, our taxable year ends September 30.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform certain impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently have a taxable REIT subsidiary, MREIC Financial, Inc.

Income Tests

In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market values of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”  Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. For taxable years beginning before October 22, 2004, these relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our Federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, the relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of Us as a REIT,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1.                At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2.                Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3.                Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4.                Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5.                Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6.                Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. In addition, for taxable years beginning after October 22, 2004, the REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership.

Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the debt safe harbors with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

With respect to taxable years beginning after October 22, 2004, however, a REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (i) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (ii) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, effective for taxable years beginning after October 22, 2004, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction and non-corporate taxpayers will be taxed (for the periods after 2002 and before 2009) at the same Federal income tax rates as capital gains are subject to tax for Federal income tax purposes. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders.   As used in the remainder of this discussion, the term “U.S. stockholder” means a beneficial owner of our common stock that is for United States Federal income tax purposes:

•       a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•       a corporation or partnership, or other entity treated as a  corporation or partnership for Federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•       an estate the income of which is subject to United States Federal income taxation regardless of its source; or

•       in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that has a valid election in place to be treated as a U.S. person.

Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual stockholders for taxable years beginning on or before December 31, 2008, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% (5% for individuals in lower tax brackets) to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•       the amount of cash and the fair market value of any property received on such disposition; and

•       the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

Taxation of Tax-Exempt Stockholders.   Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

Taxation of Non-U.S. Stockholders.   The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate or eliminates the tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. stockholder’s shares, they will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions generally are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold

35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. stockholder’s FIRPTA tax liability. Effective for taxable years beginning after October 22, 2004, however, REIT distributions attributable to gain from sales or exchanges of U.S. real property interests will be treated as ordinary income dividends rather than effectively connected income under the FIRPTA rules if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the foreign investor does not own more than five percent of the class of stock at any time during the taxable year within which the distribution is received.

Gain recognized by a Non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

•       the investment in our stock is effectively connected with the Non-U.S. stockholder’s U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

•       the Non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•       our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. stockholders.

We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

•       the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•       the selling Non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

State and Local Taxes.   We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Backup Withholding Tax and Information Reporting

U.S. Holders.   In general, information-reporting requirements will apply to certain U.S. holders with regard to payments of dividends on our stock, OID, interest, and payments of the proceeds of the sale of our common stock, unless an exception applies.

The payor will be required to withhold tax on such payments at the rate of 28% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

In addition, a payor of dividends on our common stock will be required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders.   Generally, information reporting will apply to payments of dividends on our common stock, interest, including OID, and backup withholding as described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

PLAN OF DISTRIBUTION

We may sell our securities to one or more underwriters or dealers for public offer and sale by them or may sell securities offered hereby to the public, to a limited number of institutional purchasers or to a single purchaser, directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. If our securities are to be listed on a security exchange, we will indicate the exchange in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, prices which may be changed, prices related to the prevailing market prices at the time of sale or negotiated prices (any of which may represent a discount from the prevailing market prices). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize the underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts will not be less than nor greater than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of us. Contracts may be subject to any conditions including (i) the purchase by an institution of the securities covered by its contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the securities are being sold to underwriters, we have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

Some of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL MATTERS

The legality of the securities has been passed upon for us by Blackwell Sanders Peper Martin LLP. The discussion of legal matters under “Material United States Federal Income Tax Consequences” is based upon an opinion of Blackwell Sanders Peper Martin LLP.

EXPERTS

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of and for the year ended September 30, 2005, included in our Annual Report on Form 10-K for the year ended September 30, 2005, have been incorporated by reference herein in reliance upon the report of Reznick Group P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Monmouth Real Estate Investment Corporation as of September 30, 2004 and for each of the years in the two-year period ended September 30, 2004, included in our Annual Report on Form 10-K for the year ended September 30, 2005, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC’s rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website (http://www.sec.gov). We also have a website (www.mreic.com) through which you may access our recent SEC filings. Information contained on our website is not a part of this prospectus. In addition, you may look at our SEC filings at the offices of the NASDAQ Stock Market, Inc., which is located at 1500 Broadway, New York, New York 10036. Our SEC filings are available at the NASDAQ because our common stock is listed and traded on the NASDAQ under the symbol “MNRTA.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all the securities offered by this prospectus.

•       Our Annual Report on Form 10-K, as filed with the SEC on December 13, 2005.

•       Our Quarterly Report on Form 10-Q, as filed with the SEC on February 7, 2006.

•       Our Quarterly Report on Form 10-Q, as filed with the SEC on May 9, 2006.

•       Our Quarterly Report on Form 10-Q, as filed with the SEC on August 8, 2006.

•       All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since September 30, 2005, except for information furnished under Current Reports on  Form 8-K, which is not deemed filed and not incorporated herein by reference.

•       The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

Monmouth Real Estate Investment Corporation
Attention: Shareholder Relations
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728
(732) 577-9996

1,000,000 Shares

Monmouth Real Estate Investment Corporation

          % Series A Cumulative Redeemable Preferred Stock

Liquidation Preference Equivalent to $25.00 Per Share

PROSPECTUS SUPPLEMENT

November    , 2006

Stifel Nicolaus

Cohen & Steers

Ryan, Beck & Co.

Ferris, Baker Watts
Incorporated